Exhibit 99.1

WOODWARD GOVERNOR COMPANY
BOARD OF DIRECTORS
RESOLUTION
ADOPTED ON NOVEMBER 14, 2006

WHEREAS, the Board of Directors of the Woodward Governor Company (the “Corporation”) has determined that, in order that the Bylaws of the Corporation better reflect the direction and intent of Section 3.2 of the 2006 Omnibus Incentive Plan (the “Plan”) to delegate full and exclusive discretionary authority to the Compensation Committee in regard to the grant of Awards under the Plan, Section 4.1 of the Bylaws be amended accordingly;

NOW, THEREFORE, BE IT RESOLVED, that the last sentence of Section 4.1 of the Bylaws of the Corporation is hereby amended as follows:

All action taken by a committee shall be reported to the Board of Directors at its meeting next succeeding such action and shall be subject to approval and revision by the Board of Directors, provided that no legal rights of third parties, including the rights of any participant under an award pursuant to an employee benefit plan, can be impaired by any such failure to approve or shall be affected by any such revisions, and in no event shall the Board of Directors take any action with respect to the Compensation Committee which would cause the Woodward Governor Company 2006 Omnibus Incentive Plan (the “2006 Omnibus Incentive Plan”) to fail to comply with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or cause the members of the Compensation Committee not to qualify as “non-employee directors” under said Rule 16b-3.